Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Software to Expand Its Compliance Solution Offerings through a Joint Venture with Softrax
Corporation

CDC Software to Provide Its World-Class Support and Product Engineering Infrastructure to a
Joint Venture with Leading Revenue Management and Financial Compliance Solutions Provider

HONG KONG, ATLANTA, July 01, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and services, today announced it plans to form a joint venture with Softrax Corporation, a leading provider of billing and revenue management solutions, that would expand CDC Software’s compliance solution offerings.

The joint venture, which is expected to be operational in the third quarter, plans to leverage CDC Software’s global customer support and product engineering resources in India and China, and Softrax’s deep domain and product expertise.

The joint venture is expected to further expand CDC Software’s compliance offerings and industry penetration, and to help Softrax accelerate its growth and geographic market expansion. CDC Software and Softrax expect to sell their respective solutions to each other’s customer base, potentially opening new markets for CDC Software such as high tech, business services and many other industries which have critical revenue compliance requirements. It is also expected that CDC Software will sell their billing and revenue management solutions globally, and the companies are exploring opportunities to embed their technologies into each other’s products to facilitate integration.

Softrax’s solutions are expected to help to extend CDC Software’s compliance product solutions by offering revenue recognition applications that facilitate compliance with Sarbanes-Oxley and other FASB regulations. CDC Software solutions already support product compliance through the company’s Ross Enterprise solutions that support REACH, FDA, HACCP, Track and Trace, Good Manufacturing Practice (GMP), 21CFR Part 11 and other regulatory requirements specific to the Food and Beverage, Life Sciences and Chemical industries; and Environmental Health and Safety through its partnership with 3ECompany.

“We believe this joint venture represents a win-win partnership for both companies and their customer bases,” said Bruce Cameron, president of CDC Software. “We believe that this joint venture will once again illustrate the compelling value our global infrastructure provides to companies with its innovative and efficient product engineering, services and support resources. Our joint venture with Softrax is also expected to strengthen our already-comprehensive suite of CRM, ERP and compliance solution offerings, which we believe positions CDC Software strongly in markets with numerous financial regulatory requirements. As a long-time customer of Softrax, we know first-hand the strategic value and insight their solutions deliver to a company’s compliance and revenue management processes.”

“We are excited about our joint venture with CDC Software,” said Robert O’Connor, president and CEO of Softrax. “This strategic relationship could enable us to open new sales channels, increase our product development capabilities and further accelerate growth based on CDC Software’s impressive global technology and business infrastructure. Additionally, we expect that combining our unique solutions and industry expertise with CDC Software’s extensive product portfolio will allow us to provide our customers with even more powerful and innovative solutions.”

Formation of the joint venture between CDC Software and Softrax remains subject to, among other things, negotiation of a definitive agreement and customary closing conditions.

About Softrax
Softrax Corporation is a leading provider of enterprise revenue management and billing software solutions that fundamentally change the way companies manage, analyze, report, and forecast their revenue. Softrax solutions automate the entire revenue cycle, from revenue recognition, reporting and forecasting, through complex billing and contract renewals. Hundreds of corporations benefit from using Softrax to optimize their revenue, reduce operating expenses, comply with revenue recognition regulations and Sarbanes-Oxley requirements, and gain unprecedented visibility into their business performance. Softrax Corporation, headquartered in Canton, MA, is privately held. More information can be found at www.softrax.com,

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, Softrax our proposed joint venture with Softrax, the potential benefits of our joint venture with Softrax and the effects thereof, including enhanced product offerings and market penetration, our beliefs regarding the benefits of Softrax products to customers and of our offerings to Softrax customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be accessed through our proposed joint venture with Softrax, our expectations regarding our possible market share and ability to attain future expansion and success with customers of CDC Software and Softrax, our beliefs regarding the timing, novelty and availability for any products developed, our beliefs regarding our ability to integrate Softrax with ours, the belief regarding the existence and success of synergies between Softrax and CDC Software, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others:and the conditions of the enterprise market, , if at all, and the ability of CDC Software and/or Softrax products to address the business requirements of the market, demand for and market acceptance of CDC Software and/or Softrax technology, and the ability of CDC Software to successfully integrate Softrax technology into the CDC Software product line. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.